Exhibit 5.1
[Letterhead of Jones Day]
June 21, 2011
USG Corporation
550 West Adams Street
Chicago, Illinois 60661
Re: Registration on Form S-3 of up to 2,084,781 Shares of Common Stock of USG Corporation
Ladies and Gentlemen:
     We have acted as counsel for USG Corporation, a Delaware corporation (the “Company”), in connection with the registration for resale from time to time, on a delayed basis, by the USG Corporation Retirement Plan Trust (the “Selling Stockholder”) of up to 2,084,781 shares (the “Shares”) of the Company’s common stock, par value $0.10 per share, and the associated preferred stock purchase rights (the “Rights”), as contemplated by the Registration Statement on Form S-3 filed by the Company to effect registration of the Shares and the Rights under the Securities Act of 1933, as amended (the “Securities Act”), and to which this opinion has been filed as an exhibit.
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based upon the foregoing and subject to further assumptions, qualifications and limitations set forth herein, we are of the opinion that:
1.	The Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

2.	When issued in accordance with the Rights Agreement, dated as of December 21, 2006, as amended by the Amendment to Rights Agreement, dated as of December 5, 2008 (as so amended, the “Rights Agreement”), between the Company and Computershare Investor Services, LLC, as rights agent, the Rights will be validly issued.
     The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.

USG Corporation
June 21, 2011

     The opinion set forth in paragraph 2 above is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Company’s Board of Directors has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Opinion” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,
/s/ Jones Day